Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Siebert Financial Corp. for the registration of 2,000,000 shares of common stock issuable under the Siebert Financial Corp. 2007 Long-Term Incentive Plan, of our report dated March 30, 2007 with respect to the consolidated financial statements of Siebert Financial Corp. included in the Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the incorporation by reference of our report dated February 26, 2007 with respect to the financial statements of Siebert, Brandford, Shank & Co., L.L.C. included in such Annual Report on Form 10-K.

/s/ Eisner LLP

New York, New York
July 16, 2007